Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

March 11, 2024

Boards of Directors

Wisconsin Mutual Bancorp, MHC

EWSB Bancorp, Inc.

East Wisconsin Savings Bank

221 South Locust Street

Kaukauna, Wisconsin 68801

Members of the Boards of Directors:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of East Wisconsin Savings Bank (the “Bank”) pursuant to the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of Wisconsin Mutual Bancorp, MHC (the “MHC”), EWSB Bancorp, Inc., and the Bank, do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

According to the Plan, the MHC will convert from the mutual holding company form of organization to the stock holding company form of organization. In connection with the conversion, the MHC has organized a new stock holding company, EWSB Bancorp, Inc. (“New EWSB Bancorp”), which will offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by New EWSB Bancorp for sale in the community or syndicated community offerings to certain members of the general public. When the conversion and stock offering are completed, all of the capital stock of the Bank will be owned by New EWSB Bancorp, and all of the common stock of New EWSB Bancorp will be owned by its stockholders.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are legally non-transferable and of short duration, and afford the recipients the right only to purchase shares of common stock of New EWSB Bancorp at a price equal to its aggregate estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community or syndicated community offerings.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external factors may occur from time to time, often with great unpredictability, and may materially impact the value of savings institution common stocks as a whole or the value of New EWSB Bancorp alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

Sincerely,

Feldman Financial Advisors, Inc.